Exhibit (a)(vi)

SUNAMERICA MONEY MARKET FUNDS, INC.

ARTICLES SUPPLEMENTARY

SunAmerica Money Market Funds, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article SIXTH of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation has reclassified (a) 2,000,000,000 shares of Common Stock, $.0001 par value per share (“Common Stock”), of the Corporation into Class A shares of the Money Market Fund of the Corporation and (b) 500,000,000 shares of Common Stock into Class A shares of the Municipal Money Market Fund of the Corporation.

SECOND: The reclassification increases (a) the number of shares classified as Class A shares of the Money Market Fund from 1,000,000,000 shares immediately prior to the reclassification to 3,000,000,000 shares immediately after the reclassification and (b) the number of shares classified as Class A shares of the Municipal Money Market Fund from 25,000,000 shares immediately prior to the reclassification to 525,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock from 6,000,000,000 shares immediately prior to the reclassification to 3,500,000,000 shares immediately after the reclassification.

THIRD: The terms of the Class A shares of the Money Market Fund and the terms of the Class A shares of the Municipal Money Market Fund (including, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption) are as provided in the Charter and remain unchanged by these Articles Supplementary.

FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 22nd day of February, 2006

SunAmerica Money Market Funds, Inc.

By:	/s/ Vincent M. Marra
Vincent M. Marra
President

Attest: February 22, 2006

/s/ Gregory Bressler
Gregory Bressler
Secretary